RICHARDS, LAYTON & FINGER
                           A PROFESSIONAL ASSOCIATION
                                ONE RODNEY SQUARE
                              920 NORTH KING STREET
                           WILMINGTON, DELAWARE 19801
                                 (302) 651-7700
                               FAX: (302) 651-7701
                                  WWW.RLF.COM

                                  June 12, 2006





Citigroup Alternative Investments Trust
731 Lexington Avenue, 28th Floor
New York, New York 10022

Ladies and Gentlemen:

                  Re: Citigroup Alternative Investments Trust
                      ---------------------------------------

                  We have acted as special Delaware counsel for Citigroup Alternative Investments Trust, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

                  For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

                  (a) The certificate of trust of the Trust, which was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on February 3, 2006, as corrected by the certificate of correction to the certificate of trust of the Trust (as corrected, the "Certificate of Trust"), which was filed with the Secretary of State on June 9, 2006;

                  (b)  The Declaration of Trust, entered into as of January
                       25, 2006, as amended and restated by the Amended and Restated Agreement and Declaration of Trust, entered into as of April 18, 2006, by the trustee of the Trust (as so amended and restated, the "Trust Instrument");

                  (c) Amendment No. 1 to the Trust's Registration Statement (the "Registration Statement") on Form N-2 (File No. 333-131837), including a preliminary prospectus (the "Prospectus"), with respect to the issuance of shares of beneficial interest in the Trust with respect to a separate series of the Trust designated "Citigroup Alternative Investments Tax Advantaged Short Term Fund" (the "Shares"), filed by the Trust with the Securities and Exchange Commission on June 2, 2006;


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Citigroup Alternative Investments Trust
June 12, 2006
Page 2


                  (d)  The By-Laws of the Trust (the "By-Laws");

                  (e) The written consent of the sole initial trustee of the Trust, effective as of February 3, 2006 (the "Written Consent");

                  (f) An Officer's Certificate of the Trust, dated as of June 8, 2006, attaching, among other things, the resolutions adopted by the Board of Trustees of the Trust on June 6, 2006 (such resolutions together with the Written Consent are collectively referred to as the "Resolutions"), with respect to the issuance of the Shares and certain other matters; and

                  (g) A Certificate of Good Standing for the Trust, dated June 12, 2006, obtained from the Secretary of State.

                  Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument.

                  For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                  With respect to all documents examined by us, we have assumed
(i) the authenticity of all documents submitted to us as authentic originals,
(ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

                  For purposes of this opinion, we have assumed (i) that the Trust Instrument will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Instrument, the Resolutions, the By-laws and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation,
(iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all


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Citigroup Alternative Investments Trust
June 12, 2006
Page 3


parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the "Shareholders") for such Share, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, and (vii) that the Shares will be issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

                  This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

                  Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

                  1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. ss. 3801, et. seq.

                  2. The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

                  We consent to Shearman & Sterling LLP's relying as to matters of Delaware law upon this opinion in connection with the matters set forth herein. We also consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                Very truly yours,





EAM/TJH/JWP